EXHIBIT 107

CALCULATION OF FILING FEE TABLE
FORM S-8
(Form Type)

THE BUCKLE, INC.
(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01	Other	3,000,000	$43.45	$130,350,000.00	0.0001476	$19,239.66

Total Offering Amounts					$130,350,000.00		$19,239.66

Total Fee Offsets (3)							$—

Net Fee Due							$19,239.66

(1)    Represents 3,000,000 shares available for issuance of the Registrant's common stock, par value $0.01 per share ("Common Stock") under The Buckle, Inc. 2023 Employee Restricted Stock Plan (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Common Stock that become issuable pursuant to the anti-dilution provisions of the Plan by reason of any future stock splits, stock dividends, or similar transactions.

(2)    The proposed maximum offering price was determined in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high ($44.31) and low ($42.59) prices reported by the New York Stock Exchange on September 13, 2024.

(3)    The Registrant does not have any fee offsets.